Exhibit 10.2

CONSULTING AGREEMENT

This Agreement is made between Telular Corporation (Company) with a principal place of business at 311 South Wacker Drive, Suite 4300, Chicago, IL 60606 and Jeffrey Herrmann (Consultant and together, the Parties) with a principal residence on file with the Company.

1. Services To Be Performed

Consultant shall provide advisory services (Services) to the Company, as directed by its chief financial officer.

2. Independent Contractor Status

2.1	Consultant may perform the Services at any place, location, or time and will not report to the Company’s offices unless requested to do so for certain meetings. No less than two days notice will be provided if Consultant is asked to report in person to any meeting; with all such meetings to be held in the Chicago metropolitan area.

2.2	Consultant will be provided email and wireless phone services in order to support communications with the Company in the provision of Services. Such services will be newly established, with different account numbers in order to shelter Consultant from inadvertently obtaining any Material, Non-Public Information (see below) regarding the Company.

2.3	Company shall not require Consultant to devote full time performing the Services required by this Agreement.

2.4	Consultant has the right to perform part-time services for others during the term of this Agreement, as long as they do not impede his provision of Services to the Company in a timely manner.

2.5	Consultant waives all employment rights, which would result as being an employee of the Company and will be responsible for the income tax which may be payable by him under his legal status as an independent contractor based on this Agreement.

3.	Payment

In consideration for the Services to be performed by Consultant, Company agrees to pay Consultant $7,000 per month, including for the partial first month of the Agreement, beginning on August 4, 2007 and ending August 31, 2007. Consultant will not need to submit an invoice for work performed. Company will pay Consultant within 15 business days from end of each calendar month for which this Agreement is effective, via check to be mailed to Consultant’s residence.

4. Termination

This Agreement shall commence on August 4, 2007 and shall continue in full force and effect until December 31, 2007, unless terminated earlier, as hereinafter provided.

This agreement may be terminated either by Consultant or by the Company, without any reasons thereof, by one giving to the other party one (1) calendar week written or verbal notice. Except as noted herein, no other payments will be due by Company to Consultant (under this Agreement) after termination of this Agreement. Any month of partial service (after the initial month) shall be paid on a pro-rata basis. This Agreement can be terminated by the Company with no advanced notice in case of gross negligence by Consultant or should Consultant provide consultancy services to, be an agent of, a contractor of, a distributor of, or an employee of any other company or party during the duration of this agreement on a full-time basis (as measured by expected performance of 35 hours or more per week).

Upon termination of this Agreement for any reason, Consultant shall immediately deliver to the Company or its designee all Work Product (see below) and all documents, media, equipment, identification cards, security passes and other materials owned by the Company and furnished to the Consultant to facilitate the performance of the Services provided by Consultant.

5. Company Policies and Procedures

You agree to abide by reasonably applicable rules, regulations, procedures and policies set by the Company and as may be amended by the Company from time to time and which will be communicated to you by authorized representatives of the company.

6. Independent Parties

This Agreement does not constitute a partnership, joint venture or employer-employee agreement between the parties; does not authorize you to deal in the name of the Company or act as its agent; and does not create any relationship between the Parties other than that described in this Agreement.

7. Ownership of Work Product

Consultant acknowledges and agrees that all worldwide rights, title and interest in and to any and all products, designs, business plans, and other results of the Services (together the “Work Product”) including without limitation, each and every discovery, invention or improvement which may be conceived or developed as a result of or in connection with the services, shall be the sole property of the Company. Consultant hereby agrees to assign, and does hereby assign to the Company worldwide rights, title, interest in and to the Work Product, including without limitation, all patent rights, copyrights, mask work right, trade secret rights and other proprietary right therein.

8. Confidentiality

You shall keep confidential all information belonging to, or held by the Company which may come into your possession during the term of this Agreement (hereinafter referred to as “the Confidential Information”) and shall not without prior written consent of the Company divulge any of the Confidential Information to a third party or use the Confidential Information for any purpose other than as authorized by the Company. The Company shall take all practicable efforts to shield from Consultant any material Confidential Information (“Material, Non-Public Information), which might otherwise limit Consultant’s ability to trade in the stock of Company. Consequently, the nature of the Services which Consultant will provide will expressly not include any service which would expose Consultant to Material, Non-Public Information. Should Consultant inadvertently become exposed to any Material, Non-Public Information, he hereby agrees not to trade in the securities of the Company until the sooner of: (i) a period of 90 days has passed from the date upon which he first learns of such information; (ii) public disclosure of such information; or (iii) in the Company’s judgment, the information no longer represents Material, Non-Public Information due to a change in circumstances specific to the information.

9. Other Matters

9.1	The construction, validity and performance of this agreement shall be governed in all respects by the laws of the State of Illinois, USA.

9.2	This agreement constitutes the entire agreement between the parties hereto pertaining to the matters dealt with herein and supersedes and cancels in all respects all prior agreements and understandings of the parties with respect to the subject matter hereof, whether written or oral, except for the terms of the agreements Consultant signed while employed with Telular Corporation as a full-time employee, including but not limited to the Confidentiality & Non-Compete Agreement and Severance Agreement.

By,	Telular Corporation, by
/s/ Jeffrey L. Herrmann	/s/ Joseph A. Beatty

Jeffrey Herrmann	Joseph A. Beatty Executive Vice President